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Exhibit 10.4

WASHINGTON MUTUAL, INC. RESTRICTED STOCK AWARD AGREEMENT
(3-Year Cliff Vesting)

        Washington Mutual, Inc. (the "Company"), by action of the Board and approval of its shareholders established the Washington Mutual, Inc. 2003 Equity Incentive Plan (the "Plan"). The Participant is employed by the Company or a Related Company and the Company desires to encourage the Participant to own Common Stock for the purposes stated in Section 1 of the Plan. In consideration of the foregoing, the parties have entered into this Restricted Stock Award Agreement (this "Agreement") to govern the terms of the Restricted Stock Award (as defined below) granted by the Company. Defined terms in the Plan shall have the same meaning in this Agreement, except where the context otherwise requires.

1.     Grant of Restricted Stock

        On the grant date (the "Grant Date") set forth in the electronic Notice of Grant ("Notice of Grant") provided to the Participant named therein, the Company has granted to the Participant a Restricted Stock Award (the "Award") in accordance with the terms of the Plan and subject to the conditions set forth in the Notice of Grant, this Agreement and the Plan (as amended from time to time). The Award represents the right to receive up to the number of shares of Common Stock (as adjusted from time to time pursuant to Section 15 of the Plan, the "Shares") of the Company subject to the fulfillment of the vesting conditions set forth in this Agreement. The Participant shall not be entitled to any of the benefits under this Award unless and until the Participant accepts the Award through the electronic grant notification system maintained by or on behalf of the Company. By accepting the Award, the Participant irrevocably agrees on behalf of the Participant and the Participant's successors and permitted assigns to all of the terms and conditions of the Award as set forth in or pursuant to the Notice of Grant, this Agreement, and the Plan (as such may be amended from time to time).

2.     Transfer Restrictions; Vesting

          (a)   Participant's rights in and to the Shares shall not be vested as of the Grant Date and shall be forfeitable unless and until otherwise vested pursuant to the terms of this Agreement. After the Grant Date, provided that the Participant has not experienced a Termination of Service and remains continuously employed, the Shares shall become vested on the anniversary of the Grant Date specified below with respect to a number of shares of Common Stock (rounded to the nearest whole share) equal to the percentage of the total number of shares subject to the Award in accordance with the following schedule:

Anniversary of Grant Date	Percent (%) of Shares Vested
3rd Anniversary	100%

  Shares that have vested and are no longer subject to forfeiture according to the above vesting schedule are referred to herein as "Vested Shares." Shares that are not vested and remain subject to forfeiture under the preceding schedule are referred to herein as "Unvested Shares."

          (b)   The vesting period of the Award set forth in Paragraph 2(a) may be adjusted by the Committee to reflect the decreased level of employment during any period in which the Participant is on an approved leave of absence or is employed on a less than full time basis. Notwithstanding anything to the contrary in this Paragraph 2, the Award shall be subject to earlier acceleration of vesting and/or forfeiture and transfer as provided in this Agreement and the Plan.

          (c)   Any sale, transfer, assignment, encumbrance, pledge, hypothecation, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, whether voluntary or by operation of law, directly or indirectly, of Unvested Shares shall be strictly prohibited and void; provided, however, that the Committee, in its sole discretion, may permit the Participant to assign or transfer an Award to the extent permitted under the Plan, provided that the Award shall be subject to all the terms and condition of the Plan, this Agreement and any other terms required by the Committee as a condition to such transfer.

3.     Status of Participant

        From and after the Grant Date, Participant will be recorded as a shareholder of the Company with respect to the Shares unless and until any Shares are forfeited or transferred back to the Company.

4.     Dividends

        From and after the Grant Date and unless and until Shares are forfeited or otherwise transferred back to the Company, the Participant will be entitled to receive all dividends and other distributions paid with respect to the Shares. Dividends payable by the Company to its public stockholders in cash shall, with respect to any Unvested Shares, be paid in cash on or about the date such dividends are payable to public stockholders, subject to any applicable tax withholding requirements.

5.     Forfeiture upon Termination of Employment; Company Transaction

  5.1    Termination of Employment

          Except as provided in Paragraph 5.2 below, upon a Termination of Service for any reason, including without limitation, termination by the Company for Cause, voluntary resignation by the Participant or the Participant's death, Disability or Retirement, the Unvested Shares shall be forfeited by the Participant and cancelled and surrendered to the Company without payment of any consideration to the Participant.

  5.2    Company Transaction

          Upon a Company Transaction, the vesting of the Award will be governed by the terms of the Plan.

6.     Section 83(b) Election for Restricted Stock Award; Independent Tax Advice

        Under Section 83(a) of the Internal Revenue Code (the "Code"), the Participant will be taxed on the Shares on the date the Shares vest and the forfeiture restrictions lapse as set forth in Paragraph 2 of this Agreement, based on their fair market value on such date, at ordinary income rates subject to payroll and withholding tax and tax reporting, as applicable. For this purpose, the term "forfeiture restrictions" means the right of the Company to receive back any Unvested Shares upon a Termination of Service. Under Section 83(b) of the Code, the Participant may elect to be taxed on the Shares on the Grant Date, based upon their fair market value on such date, at ordinary income rates subject to payroll and withholding tax and tax reporting, rather than when and as the Unvested Shares cease to be subject to the forfeiture restrictions. If Participant elects to accelerate the date on which he or she is taxed on the Shares under Section 83(b), an election (an "83(b) Election") to such effect must be filed with the Internal Revenue Service within 30 days from the Grant Date of the Award and applicable withholding taxes must be paid to the Company at that time.

        There are significant risks associated with the decision to make an 83(b) Election. If the Participant makes an 83(b) Election and the Unvested Shares are subsequently forfeited to the Company, the Participant will not be entitled to recover the taxes paid by claiming a deduction for the ordinary income previously recognized as a result of the 83(b) Election. If the Participant makes an

83(b) Election and the value of the Unvested Shares subsequently declines, the 83(b) Election may cause the Participant to recognize more compensation income than otherwise would have been the case. On the other hand, if the value of the Unvested Shares increases and the Participant has not made an 83(b) Election, Participant may recognize more compensation income than otherwise would have been the case.

        The foregoing is only a summary of the federal income tax laws that apply to the Shares under this Agreement and does not purport to be complete. The actual tax consequences of receiving or disposing of the Shares are complicated and depend, in part, on the Participant's specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. THEREFORE, THE PARTICIPANT SHOULD SEEK INDEPENDENT ADVICE REGARDING THE APPLICABLE PROVISIONS OF THE FEDERAL TAX LAW AND THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY TO WHICH THE PARTICIPANT IS SUBJECT. By accepting this Agreement, Participant acknowledges and agrees that he or she has either consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the Shares in light of the Participant's specific situation or has had the opportunity to consult with such a tax advisor and has chosen not to do so.

        The form for making an 83(b) Election is available from the Company. If the Participant determines to make an 83(b) Election, it is the Participant's responsibility to file such an election with the Internal Revenue Service within the 30-day period after the Grant Date, to deliver to the Company a signed copy of the 83(b) Election, to file an additional copy of such election form with the Participant's federal income tax return for the calendar year in which the Grant Date occurs and to pay applicable withholding taxes to the Company at that time.

7.     Book Entry Registration of the Shares

        The Company may at its election either (i) after the Date of Grant, issue a certificate representing the Shares subject to this Agreement and place a legend on and stop transfer notice describing the restrictions on and forfeitability of such Shares, in which case the Company may retain such certificates unless and until the Shares represented by such certificate have vested and may cancel such certificate if and to the extent that the Shares are forfeited or otherwise required to be transferred back to the Company, or (ii) not issue any certificate representing Shares subject to this Agreement and instead document the Participant's interest in the Shares by registering the Shares with the Company's transfer agent (or another custodian selected by the Company) in book entry form in the Participant's name with the applicable restrictions noted in the book entry system, in which case no certificate(s) representing all or a part of the Shares will be issued unless and until the Shares become Vested Shares.

8.     Stop-Transfer Notices

        The Company will not be required to (a) transfer on its books any Shares that have been sold or transferred in violation of the provisions of this Agreement or (b) treat as the owner of the Shares, or otherwise accord voting, dividend or liquidation rights to, any transferee to whom the Shares have been transferred in contravention of this Agreement.

9.     Withholding and Disposition of Shares

  9.1    Generally.

          The Participant is liable and responsible for all taxes owed in connection with the Award, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Award. The Company does not make any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of the Award or the subsequent sale of Shares issuable pursuant to the Award. The Company does not commit and is under no obligation to structure the Award to reduce or eliminate the Participant's tax liability.

  9.2    Payment of Withholding Taxes.

          Prior to any event in connection with the Award (e.g., vesting) that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any social tax obligation (the "Tax Withholding Obligation"), the Participant is required to arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Company.

            (a)   By Withholding Shares. Unless Participant elects to satisfy the Tax Withholding Obligation by an alternative means in accordance with clause (b) below, Participant's acceptance of this Award constitutes Participant's instruction and authorization to the Company to withhold on the Participant's behalf the number of Shares from those Shares issuable to the Participant at the time when the Award becomes vested as the Company determines to be sufficient to satisfy the Tax Withholding Obligation.

            (b)   By Other Payment. At any time not less than five (5) business days before any Tax Withholding Obligation arises (e.g., before a Vesting Date), Participant may notify the Company of Participant's election to pay Participant's Tax Withholding Obligation by wire transfer, check or other means permitted by the Company. In such case, the Participant shall satisfy his or her tax withholding obligation by paying to the Company on such date as it shall specify an amount that the Company determines is sufficient to satisfy the expected Tax Withholding Obligation by (i) wire transfer to such account as the Company may direct, (ii) delivery of a check payable to the Company, Attn: Leadership Rewards, Stock Administrator, Mail Stop SAS-1610, 1191 Second Avenue, Seattle, WA 98101, or such other address as the Company may from time to time direct, or (iii) such other means as the Company may establish or permit. Participant agrees and acknowledges that prior to the date the Tax Withholding Obligation arises, the Company will be required to estimate the amount of the Tax Withholding Obligation and accordingly will require the amount paid to the Company under this Paragraph 9.2(b) to be more than the minimum amount that may actually be due and that, if Participant has not delivered payment of a sufficient amount to the Company to satisfy the Tax Withholding Obligation (regardless of whether as a result of the Company underestimating the required payment or Participant failing to timely make the required payment), the additional Tax Withholding Obligation amounts shall be satisfied in the manner specified in Paragraph 9.2(a) above.

10.   Plan Controls

        The terms of the Notice of Grant and this Agreement are governed by the terms of the Plan, as it exists on the date of the grant and as the Plan is amended from time to time. In the event of any conflict between the provisions of the Notice of Grant or this Agreement and the provisions of the Plan, the terms of the Plan shall control, except as expressly stated otherwise. The term "Section" generally refers to provisions within the Plan; provided, however, the term "Paragraph" shall refer to a provision of this Agreement.

11.   Limitation on Rights; No Right to Future Grants; Extraordinary Item.

        By entering into this Agreement and accepting the Award, Participant acknowledges that: (i) Participant's participation in the Plan is voluntary; (ii) the value of the Award is an extraordinary item which is outside the scope of any employment contract with Participant; (iii) the Award is not part of normal or expected compensation for any purpose, including without limitation for calculating any benefits, severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and Participant will not be entitled to compensation or damages as a consequence of Participant's forfeiture of any unvested portion of the Award as a result of Participant's Termination of Service with the Company or any Related Company for any reason; and (iv) in the event that Participant is not a direct employee of Company, the grant of the Award will not be interpreted to form an employment relationship with the Company or any Related Company and the grant of the Award will not be interpreted to form an employment contract with the Participant's employer, the Company or any Related Company. The Company shall be under no obligation whatsoever to advise the Participant of the existence, maturity or termination of any of Participant's rights hereunder and Participant shall be responsible for familiarizing himself or herself with all matters contained herein and in the Plan which may affect any of Participant's rights or privileges hereunder.

12.   Committee Authority

        Any question concerning the interpretation of this Agreement or the Plan, any adjustments required to be made under the Plan, and any controversy that may arise under the Plan or this Agreement shall be determined by the Committee (including any person(s) to whom the Committee has delegated its authority) in its sole and absolute discretion. Such decision by the Committee shall be final and binding.

13.   General Provisions

  13.1    Notices

          Whenever any notice is required or permitted hereunder, such notice must be in writing and delivered in person or by mail (to the address set forth below if notice is being delivered to the Company) or electronically. Any notice delivered in person or by mail shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address that such person has theretofore specified by written notice delivered in accordance herewith. Any notice given by the Company to the Participant directed to Participant at Participant's address on file with the Company shall be effective to bind the Participant and any other person who shall have acquired rights under this Agreement. The Company or the Participant may change, by written notice to the other, the address previously specified for receiving notices. Notices delivered to the Company in person or by mail shall be addressed as follows:

Company:	Washington Mutual, Inc. Attn: Leadership Rewards, Stock Administrator Mail Stop SAS-1610 1191 Second Avenue Seattle, WA 98101

  13.2    No Waiver

          No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

  13.3    Undertaking

          Participant hereby agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or the Award pursuant to the express provisions of this Agreement.

  13.4    Entire Contract

          This Agreement, the Notice of Grant and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. This Agreement is made pursuant to the provisions of the Plan and will in all respects be construed in conformity with the express terms and provisions of the Plan.

  13.5    Successors and Assigns

          The provisions of this Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and Participant and Participant's legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.

  13.6    Securities Law Compliance

          The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under this Award, including without limitation (a) restrictions under an insider trading policy, (b) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the Award and/or the Shares underlying the Award and (c) restrictions as to the use of a specified brokerage firm or other agent for such resales or other transfers. Any sale of the Shares must also comply with other applicable laws and regulations governing the sale of such shares.

  13.7    Information Confidential

          As partial consideration for the granting of the Award, the Participant agrees that he or she will keep confidential all information and knowledge that the Participant has relating to the manner and amount of his or her participation in the Plan; provided, however, that such information may be disclosed as required by law and may be given in confidence to the Participant's spouse, tax and financial advisors, or to a financial institution to the extent that such information is necessary to secure a loan.

  13.8    Governing Law

          Except as may otherwise be provided in the Plan, the provisions of the Notice of Grant and this Agreement shall be governed by the laws of the state of Washington, without giving effect to principles of conflicts of law.

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  Exhibit 10.4
WASHINGTON MUTUAL, INC. RESTRICTED STOCK AWARD AGREEMENT (3-Year Cliff Vesting)